Exhibit 21

Subsidiaries of G-III

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION
G-III Leather Fashions, Inc.	New York
AM Retail Group, Inc.	Delaware
CK Outerwear, LLC	New York
Andrew & Suzanne Company Inc.	New York
AM Apparel Holdings, Inc.	Delaware
G-III Apparel Canada ULC	British Columbia, Canada
G-III Hong Kong Limited	Hong Kong
Kostroma Limited	Hong Kong
G-III Asia, Limited	Hong Kong
Hangzhou G-III Apparel Trading Co., Ltd	China
G-III License Company, LLC	Delaware
Riviera Sun, Inc.	Delaware
VBQ LLC	Delaware
VBQ Acquisition B.V.	Netherlands
G-III Foreign Holdings C.V.	Netherlands
G-III Europe Coöperatief U.A.	Netherlands
Vilebrequin International SA	Switzerland
T.R.B. International SA	Switzerland
Tropezina S.L.	Spain
Lobst SAS	France
TRB Belgique SPRL	Belgium
Riley SA	Switzerland
Sole SRL	Italy
La Plage Ltd.	United Kingdom
T.R.B. Hong Kong Ltd.	Hong Kong
TRB Macao Ltd.	Macao
Riley & Cie S.C.S.	Monaco
TRB Portugal, Comercio de Vestuario Unipessoal LDA	Portugal
G-T (International) Fashion Company Limited	Hong Kong